Exhibits 5.1 and 23.1


                           [MEDIA GENERAL LETTERHEAD]

                                December 22, 1998




Board of Directors
Media General, Inc.
333 East Franklin Street
Richmond, Virginia  23219

         Re:      Media General, Inc. Deferred Compensation Plan

Lady and Gentlemen:

         This letter is delivered to you in connection with the actions taken and proposed to be taken by Media General, Inc., a Virginia corporation (the "Company"), with respect to the offer and sale from time to time pursuant to the Media General, Inc. Deferred Compensation Plan (the "Plan"), of up to $30,000,000 of unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan (the "Deferred Compensation Obligations"). I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Deferred Compensation Obligations under the Securities Act of 1933, as amended.

         In this regard, I have examined the Restated Articles of Incorporation and Bylaws of the Company, records of proceedings of the Board of Directors of the Company, the Plan and such other records and documents as I have deemed necessary or advisable in connection with the opinions set forth herein.

         Based upon my examination, I am of the opinion that the Deferred Compensation Obligations, when issued pursuant to the terms and conditions of the Plan, will be legal, valid and binding obligations of the Company. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and I express no opinion as to the effect of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ George L. Mahoney

                                            George L. Mahoney